Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Lowell Weiner	Investors:	Valerie Haertel
	(201) 269-6986		(201) 269-5781
	Lowell_weiner@medco.com		valerie_haertel@medco.com

Medco Elects Myrtle Potter, William Roper to Board of Directors

FRANKLIN LAKES, N.J., Nov. 20, 2007 – Medco Health Solutions, Inc. (NYSE:MHS) today announced the election of Myrtle Potter and William L. Roper, MD, MPH, to the company’s board of directors effective Dec. 10, 2007.

A recognized executive who championed trailblazing innovation across the biotechnology and pharmaceutical industries for more than 25 years, Potter, 49, served as president of commercial operations and chief operating officer at Genentech. She also held senior executive positions at Bristol-Myers Squibb and Merck & Co. Today she serves as a consultant and advisor through her private consulting firm, Myrtle Potter Consulting, LLC, which specializes in corporate strategy, corporate governance and product development. She is also co-founder of the Chapman Development Group – an organization that builds affordable housing in high cost-of-living areas.

Roper, 59, is dean of the School of Medicine, vice chancellor for medical affairs and chief executive officer of the University of North Carolina (UNC) Health Care System at the University of North Carolina at Chapel Hill. He also is professor of health policy and administration in the School of Public Health, and is professor of pediatrics in the School of Medicine at UNC.

Prior to joining UNC, Roper was senior vice president of Prudential HealthCare and president of the Prudential Center for Health Care Research. Earlier, he was director of the Centers for Disease Control and Prevention, served on the White House senior staff, and was administrator of the Health Care Financing Administration (HCFA), responsible for administering the Medicare and Medicaid programs.

“Myrtle and Bill’s leadership and broad experience in biotechnology, personalized medicine and public health adds an important dimension to our board at a time when we are recalibrating the benchmarks for clinical excellence and redefining the role of a pharmacy benefit manager,” said David B. Snow Jr., Medco chairman and CEO. “We welcome their insights and guidance.”

“Medco is a dynamic organization at the forefront of pharmacy innovation,” said Potter. “Its dedication to advancements in genomic testing to foster precise dosing, and to specialized pharmacy in its Therapeutic Resource Centers to encourage proper prescribing and use of medications, is commendable and exciting. I look forward to working with this ambitious board and management team.”

Potter serves as a member of the board of directors for Amazon.com, eV3 and Eleuthera Properties, Ltd.; is one of five members of the Citizen’s Financial Accountability Oversight Committee of the California Institute for Regenerative Medicine Foundation; and serves on the advisory board of the Stanford Business School. She holds a Bachelor of Arts degree from the University of Chicago.

Potter, Roper Join Medco Board, pg. 2

Roper is chairman of the National Quality Forum Board of Directors, and is a member of the Institute of Medicine of the National Academy of Sciences. Roper is also a member of the board of directors of DaVita, Inc., a member of the board of directors of Delhaize Group and a member of the President’s Commission on White House Fellowships.

“One of my most fulfilling career accomplishments was helping rename the Centers for Disease Control to add the word ‘prevention’ because I firmly believe prevention is so important,” said Roper. “The innovations and initiatives Medco is implementing focus on the prevention of costly and dangerous medication errors and events, and I believe that could have a huge impact on the practice of pharmacy and public health.”

Roper earned an M.D. from the University of Alabama School of Medicine, an M.P.H. from the University of Alabama at Birmingham School of Public Health, and a B.S. from the University of Alabama.

The company also announced that director Lawrence Lewin is retiring from Medco’s Board, effective immediately.

Said Snow: “Since 2003, Larry has helped Medco become an industry leader and innovator. We thank him for his service and wish him the best in his future endeavors.”

About Medco

Medco Health Solutions, Inc., (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs, covering one in five Americans, are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco, the world’s most advanced pharmacyTM, has created Medco Therapeutic Resource CentersTM that are staffed with hundreds of specialist pharmacists who are trained and certified in specific chronic and complex conditions and have expertise in the associated medications. With the 2007 acquisition of Liberty Medical, Medco is the nation’s largest diabetes pharmacy care practice based on covered lives. Medco is the largest specialty pharmacy based on net revenues with the 2005 acquisition of Accredo Health Group, Inc. Medco is also the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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